Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ATTIS INDUSTRIES INC.

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is Attis Industries Inc. (the “Corporation”). The name under which it was originally formed is “CIP, Inc.”

SECOND: The certificate of incorporation of the Corporation (such certificate of incorporation, as amended or restated and in effect thereafter, the “Certificate of Incorporation”) was filed by the New York State Department of State on November 12, 1993.

THIRD: The Certificate of Incorporation is hereby amended as follows:

Paragraph FOURTH of the Certificate of Incorporation relating to:

Capitalization of the corporation and the designation of classes of preferred stock, pursuant to the authority granted to the Board in this Certificate of Incorporation is amended as follows, to effect the increase in the number of shares of Common Stock that the corporation is authorized to issue, without effecting in any way the number, designations, rights, or preferences of any shares of Preferred Stock:

A.	Subparagraph c. of the first paragraph thereof will be deleted in its entirety and replaced with the following:

“Of the 5,000,000 shares of Preferred Stock that the corporation is authorized to issue, (i) fifty- one (51) shares shall be designated Series A Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section d. below; (ii) seventy one thousand one hundred and twenty (71,120) shares shall be designated Series B Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section e. below; (iii) sixty-seven thousand three hundred sixty-one (67,361) shares shall be designated Series C Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section f. below; (iv) one hundred forty-one thousand (141,000) shares shall be designated Series D Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section h. below; (v) three hundred thousand (300,000) shares shall be designated Series E Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section i. below; (vi) five thousand one (5,001) shares shall be designated Series F Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section j. below; (vii) five hundred thousand (500,000) shares shall be designated Series G Convertible Preferred Stock, having such preferences and rights as are described in Section k. below; and (viii) three million nine hundred fifteen thousand four hundred sixty-seven (3,915,467) shares shall remain available for designation upon the determination of the Board of Directors in accordance with the corporation’s Certificate of Incorporation, as amended.”

B.	Section 1 of Subparagraph j. of the first paragraph thereof will be amended to include the following terms:

“August 2018 Convertible Note” means the 8% Senior Secured Convertible Promissory Notes delivered to the original August 2018 Note and Warrant Holders at the August 2018 Closing in accordance with Section 2.3(a) of the August 2018 Note and Warrant Purchase Agreement.

“August 2018 Letter Agreement” means the letter agreement, dated as of the date of the August 2018 Series F Purchase Agreement, among the Corporation and the original August 2018 Series F Holder thereunder, in the form of Exhibit E attached to the August 2018 Series F Purchase Agreement.

“August 2018 Note and Warrant Holders” means the holders of August 2018 Convertible Notes and August 2018 Warrants.

“August 2018 Note and Warrant Purchase Agreement” means the Securities Purchase Agreement, dated on or about August 28, 2018, among the Corporation and the original August 2018 Note and Warrant Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“August 2018 Note and Warrant Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the August 2018 Note and Warrant Purchase Agreement, among the Corporation and the original August 2018 Note and Warrant Holders thereunder, in the form of Exhibit B attached to the August 2018 Note and Warrant Purchase Agreement.

“August 2018 Series F Holders” means the holders of Series F Preferred Stock issued pursuant to the August 2018 Series F Purchase Agreement.

“August 2018 Series F Purchase Agreement” means the Securities Purchase Agreement, dated on or about August 28, 2018, among the Corporation and the original August 2018 Series F Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“August 2018 Series F Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the date of the August 2018 Series F Purchase Agreement, among the Corporation and the original August 2018 Series F Holders thereunder, in the form of Exhibit B attached to the August 2018 Series F Purchase Agreement.

“August 2018 Transaction Documents” means this Certificate of Designation, the August 2018 Note and Warrant Purchase Agreement, the August 2018 Convertible Note, the August 2018 Warrant, the August 2018 Note and Warrant Registration Rights Agreement, the August 2018 Series F Purchase Agreement, the August 2018 Series F Registration Rights Agreement, the August 2018 Letter Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to either the August 2018 Note and Warrant Purchase Agreement or the August 2018 Series F Purchase Agreement.

“August 2018 Warrant” means the Common Stock purchase warrants delivered to the original August 2018 Note and Warrant Holders at the August 2018 Closing in accordance with Section 2.3(a) of the August 2018 Note and Warrant Purchase Agreement.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Corporation with respect to the transactions contemplated by the August 2018 Transaction Documents, including the issuance of all of the underlying shares in excess of 19.99% of the issued and outstanding Common Stock on the closing date of the August 2018 Transaction Documents.

C.	Section 2 of Subparagraph j. of the first paragraph thereof will be deleted in its entirety and replaced with the following:

Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series F 8% Convertible Preferred Stock (the “Series F Preferred Stock”) and the number of shares so designated shall be up to 5,001 (which shall not be subject to increase without the written consent of all of the holders of the Series F Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series F Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000, subject to increase set forth in Section 3 below (the “Stated Value”).

D.	Section 6(e) of Subparagraph j. of the first paragraph thereof will be deleted in its entirety and replaced with the following:

Issuance Limitations. Notwithstanding anything herein to the contrary, if the Corporation has not obtained Shareholder Approval, then the Corporation may not issue shares of Common Stock upon conversion of a number of shares of Series F Preferred Stock that exceeds 2,500.02 shares of Series F Preferred Stock (such number of Series F Preferred Stock, the “Conversion Maximum”).

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FOURTH: The certificate of amendment was authorized by: the vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

/s/ Jeffrey S. Cosman
Name: Jeffrey S. Cosman
Title: Chief Executive Officer

CERTIFICATE OF AMENDMENT OF
THE CERTIFICATE OF INCORPORATION OF
MERIDIAN WASTE SOLUTIONS, INC.

Under Section 805 of the Business Corporation Law

Filed by:

Name:	Seth H. Popick, Esq. of Cozen O’Connor PC
Address:	One Oxford Center, 301 Grant Street, 41st Floor Pittsburgh, PA 15219

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